Exhibit 99.1

PRESS RELEASE

Investor Relations:

303-605-1042

Chipotle Mexican Grill, Inc. Announces Second Quarter 2015 Results

Denver, Colorado  – (Business Wire)  – July 21, 2015  – Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its second quarter ended June 30, 2015.

Highlights for the second quarter of 2015 as compared to the second quarter of 2014 include:

•	Revenue increased 14.1% to $1.2 billion
•	Comparable restaurant sales increased 4.3%
•	Restaurant level operating margin was 28.0%, an increase of 70 basis points
•	Net income was $140.2 million, an increase of 27.1%
•	Diluted earnings per share was $4.45, an increase of 27.1%
•	Opened 48 new restaurants

Highlights for the six months ended June 30, 2015 as compared to the prior year include:

•	Revenue increased 17.0% to $2.3 billion
•	Comparable restaurant sales increased 7.1%
•	Restaurant level operating margin was 27.7%, an increase of 100 basis points
•	Net income was $262.8 million, an increase of 36.0%
•	Diluted earnings per share was $8.34, an increase of 35.8%
•	Opened 97 new restaurants

“We feel good about our second quarter results, as our revenue, average restaurant sales, and comparable restaurant sales have continued to grow even comparing to a very strong 2014. The strength of our business is the product of our unique food culture and unique people culture, and we constantly find ways to improve, and overcome challenges we encounter – whether that means non-GMO ingredients, adding new pork suppliers to ensure food with integrity, or reinventing the way tortillas are made at scale. Our relentless focus on the key drivers of our business allows us to continue to change the way people think about and eat fast food,” said Steve Ells, founder, chairman and co-CEO of Chipotle.

Second quarter 2015 results

Revenue for the quarter was $1.2 billion, up 14.1% from the second quarter of 2014.  The growth in revenue was driven by new restaurants not in the comparable base and a 4.3% increase in comparable restaurant sales. Comparable restaurant sales growth was driven primarily by an increase in average check, which includes the benefit of a nationwide menu price increase that was fully rolled out during the second quarter of 2014.

We opened 48 new restaurants during the quarter, bringing the total restaurant count to 1,878.

Food costs were 33.1% of revenue, a decrease of 150 basis points, as a result of the impact of our menu price increase, as well as relief in dairy and avocado prices, partially offset by increased beef and packaging costs as compared to the second quarter of 2014.

Restaurant level operating margin was 28.0% in the quarter, an increase of 70 basis points from the second quarter of 2014.  The increase was primarily driven by favorable sales leverage, offset by increased labor costs as a percent of revenue.

General and administrative expenses were 5.9% of revenue, a decrease of 120 basis points due to lower non-cash stock based compensation expense, and lower bonus costs, partially offset by higher wages as we grew.

Net income for the second quarter of 2015 was $140.2 million, or $4.45 per diluted share, compared to $110.3 million, or $3.50 per diluted share, in the second quarter of 2014.

Results for the six months ended June 30, 2015

Revenue for the first six months of 2015 was $2.3 billion, up 17.0% from the first six months of 2014.  The growth in revenue was driven by new restaurants not in the comparable base and a 7.1% increase in comparable restaurant sales. Comparable restaurant sales growth was driven primarily by an increase in average check, which includes the benefit of a nationwide menu price increase that was fully rolled out during the second quarter of 2014, and to a lesser extent increased traffic.

We opened 97 new restaurants during the first six months of 2015, bringing the total restaurant count to 1,878.

Food costs were 33.5% of revenue, a decrease of 100 basis points, which was lower as a result of the benefit of our menu price increase and relief in dairy and avocado prices, partially offset by increased beef and packaging costs as compared to the first half of 2014.

Restaurant level operating margin was 27.7% for the first six months of 2015, an increase of 100 basis points from the prior year.  The increase was primarily driven by favorable sales leverage, partially offset by higher labor costs as a percent of revenue.

General and administrative expenses were 5.8% of revenue, a decrease of 150 basis points due to lower non-cash stock based compensation expense, and lower bonus costs, partially offset by higher wages as we grew.

Net income for the first half of 2015 was $262.8 million, or $8.34 per diluted share, compared to $193.3 million, or $6.14 per diluted share, in the first half of 2014.

“We consistently deliver this strong performance because of our amazing people culture, consisting of teams of top-performing employees who are empowered to achieve high standards. We are completely focused on strengthening this culture, by teaching people how to empower those around them to be at their best and developing leadership internally, and by making further investments in our teams, most recently by adding benefits for our hourly employees, including increased paid vacation and sick days and tuition reimbursement. Today, we have developed more top performing managers and crews than ever before, and our field leadership knows that their success arises only when they completely devote themselves to the betterment of the people around them,” said Monty Moran, co-CEO of Chipotle.

Outlook

For 2015, management expects the following:

•	New restaurant openings at or above the high end of the previously announced range of 190-205
•	Low-to-mid single digit comparable restaurant sales increases
•	An effective full year tax rate of approximately 38.7%

Definitions

The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales represent the change in period-over-period sales for restaurants in operation for at least 13 full calendar months.

Average restaurant sales refers to the average trailing 12-month sales for restaurants in operation for at least 12 full calendar months.

Restaurant level operating margin represents total revenue less restaurant operating costs, expressed as a percent of total revenue.

Conference Call

Chipotle will host a conference call to discuss the second quarter 2015 financial results on Tuesday, July 21, 2015 at 4:30 PM Eastern time.

The conference call can be accessed live over the phone by dialing 1-888-378-4413 or for international callers by dialing 1-719-325-2444. A replay will be available one hour after the call and can be accessed by dialing 1-877-870-5176 or 1-858-384-5517 for international callers; the password is 3789022.  The replay will be available until July 28, 2015.  The call will be webcast live from the company's website at chipotle.com under the investor relations section.  An archived webcast will be available one hour after the end of the call.

About Chipotle

Steve Ells, founder, chairman and co-CEO, started Chipotle with the idea that food served fast did not have to be a typical fast food experience. Today, Chipotle continues to offer a focused menu of burritos, tacos, burrito bowls (a burrito without the tortilla) and salads made from fresh, high-quality raw ingredients, prepared using classic cooking methods and served in a distinctive atmosphere. Through our vision of Food With Integrity, Chipotle is seeking better food from using ingredients that are not only fresh, but that—where possible—are sustainably grown and raised responsibly with respect for the animals, the land, and the farmers who produce the food. In order to achieve this vision, we focus on building a special people culture that is centered on creating teams of top performers empowered to achieve high standards. This people culture not only leads to a better dining experience for our customers, it also allows us to develop future leaders from within. Chipotle opened with a single restaurant in 1993 and operates more than 1,800 restaurants, including 19 Chipotle restaurants outside the US, 10 ShopHouse Southeast Asian Kitchen restaurants, and is an investor in a consolidated entity that owns and operates two Pizzeria Locale restaurants. For more information, visit Chipotle.com.

Forward-Looking Statements

Certain statements in this press release, including statements under the heading “Outlook” of our expected number of new restaurant openings, comparable restaurant sales trends, and effective tax rates in 2015, as well as statements about our ability to achieve future business results, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: the uncertainty of our ability to achieve expected levels of comparable restaurant sales increases due to factors such as changes in consumer preferences or decreased consumer spending, our possible inability to increase menu prices or realize the benefits of menu price increases, or the impact of competition; factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the performance of new restaurants and their impact on existing restaurant sales; increases in the cost of food ingredients and other key supplies; the potential for increased labor costs or difficulty retaining qualified employees, including as a result of market pressures or new regulatory requirements; the risk of food-borne illnesses and other health concerns about our food or dining out generally; risks relating to our expansion into new markets; the impact of federal, state or local government regulations relating to our employees, our restaurant design, or the sale of food or alcoholic beverages; risks associated with our Food With Integrity strategy, including supply shortages and potential liabilities related to advertising claims and other marketing activities related to Food With Integrity; security risks associated with the acceptance of electronic payment cards or electronic storage and processing of confidential customer or employee information; risks relating to litigation; risks relating to our insurance coverage and self-insurance; our dependence on key personnel; risks related to our marketing and advertising strategies and ability to protect our brand and reputation; risks associated with our ability to effectively manage our growth; and other risk factors described from time to time in our SEC reports, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, all of which are available on our Web site at chipotle.com.

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Income and Comprehensive Income

(in thousands, except per share data)

(unaudited)

	Three months ended June 30,
	2015		2014
Revenue	$1,197,783	100.0%	$1,050,073	100.0%
Restaurant operating costs (Exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	396,693	33.1	363,148	34.6
Labor	270,914	22.6	228,529	21.8
Occupancy	64,693	5.4	56,254	5.4
Other operating costs	130,359	10.9	115,418	11.0
General and administrative expenses	70,212	5.9	74,879	7.1
Depreciation and amortization	32,440	2.7	27,009	2.6
Pre-opening costs	3,668	0.3	3,392	0.3
Loss on disposal of assets	1,388	0.1	1,602	0.2
Total operating expenses	970,367	81.0	870,231	82.9
Income from operations	227,416	19.0	179,842	17.1
Interest and other income (expense), net	1,742	0.1	1,144	0.1
Income before income taxes	229,158	19.1	180,986	17.2
Provision for income taxes	(88,954)	(7.4)	(70,716)	(6.7)
Net income	$140,204	11.7%	$110,270	10.5%
Earnings per share:
Basic	$4.51		$3.55
Diluted	$4.45		$3.50
Weighted average common shares outstanding:
Basic	31,120		31,049
Diluted	31,526		31,474
Comprehensive income	$141,935		$110,139

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Income and Comprehensive Income

(in thousands, except per share data)

(unaudited)

	Six months ended June 30,
	2015		2014
Revenue	$2,286,826	100.0%	$1,954,236	100.0%
Restaurant operating costs (Exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	765,719	33.5	674,940	34.5
Labor	515,065	22.5	436,737	22.3
Occupancy	127,878	5.6	111,100	5.7
Other operating costs	243,900	10.7	210,555	10.8
General and administrative expenses	133,273	5.8	141,796	7.3
Depreciation and amortization	63,083	2.8	52,763	2.7
Pre-opening costs	7,103	0.3	7,692	0.4
Loss on disposal of assets	5,588	0.2	3,161	0.2
Total operating expenses	1,861,609	81.4	1,638,744	83.9
Income from operations	425,217	18.6	315,492	16.1
Interest and other income (expense), net	2,965	0.1	1,833	0.1
Income before income taxes	428,182	18.7	317,325	16.2
Provision for income taxes	(165,337)	(7.2)	(123,986)	(6.3)
Net income	$262,845	11.5%	$193,339	9.9%
Earnings per share:
Basic	$8.47		$6.23
Diluted	$8.34		$6.14
Weighted average common shares outstanding:
Basic	31,044		31,055
Diluted	31,525		31,480
Comprehensive income	$259,864		$193,687

Chipotle Mexican Grill, Inc.

Condensed Consolidated Balance Sheet

(in thousands, except per share data)

	June 30,	December 31,
	2015	2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$587,685	$419,465
Accounts receivable, net of allowance for doubtful accounts of $1,172 and $1,199 as of June 30, 2015 and December 31, 2014, respectively	25,711	34,839
Inventory	16,529	15,332
Current deferred tax asset	20,224	18,968
Prepaid expenses and other current assets	39,686	34,795
Income tax receivable	7,851	16,488
Investments	291,545	338,592
Total current assets	989,231	878,479
Leasehold improvements, property and equipment, net	1,147,059	1,106,984
Long term investments	600,767	496,106
Other assets	47,228	42,777
Goodwill	21,939	21,939
Total assets	$2,806,224	$2,546,285
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$81,453	$69,613
Accrued payroll and benefits	93,396	73,894
Accrued liabilities	86,167	102,203
Total current liabilities	261,016	245,710
Deferred rent	232,690	219,414
Deferred income tax liability	28,761	40,529
Other liabilities	32,047	28,263
Total liabilities	554,514	533,916
Shareholders' equity:
Preferred stock, $0.01 par value, 600,000 shares authorized, no shares issued as of June 30, 2015 and December 31, 2014, respectively	-	-
Common stock $0.01 par value, 230,000 shares authorized, and 35,704 and 35,394 shares issued as of June 30, 2015 and December 31, 2014, respectively	357	354
Additional paid-in capital	1,134,728	1,038,932
Treasury stock, at cost, 4,550 and 4,367 common shares at June 30, 2015 and December 31, 2014, respectively	(865,081)	(748,759)
Accumulated other comprehensive income (loss)	(3,410)	(429)
Retained earnings	1,985,116	1,722,271
Total shareholders' equity	2,251,710	2,012,369
Total liabilities and shareholders' equity	$2,806,224	$2,546,285

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Cash Flows

(unaudited)

(in thousands)

	Six months ended June 30,
	2015	2014
Operating activities
Net income	$262,845	$193,339
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	63,083	52,763
Deferred income tax (benefit) provision	(13,032)	(6,124)
Loss on disposal of assets	5,588	3,161
Bad debt allowance	(27)	(18)
Stock-based compensation expense	38,729	61,401
Excess tax benefit on stock-based compensation	(58,058)	(9,516)
Other	229	3
Changes in operating assets and liabilities:
Accounts receivable	9,093	3,754
Inventory	(1,205)	(2,476)
Prepaid expenses and other current assets	(4,915)	(2,744)
Other assets	(4,483)	(3,574)
Accounts payable	14,111	17,696
Accrued liabilities	5,083	15,781
Income tax payable/receivable	66,694	21,041
Deferred rent	13,512	12,584
Other long-term liabilities	3,883	3,360
Net cash provided by operating activities	401,130	360,431
Investing activities
Purchases of leasehold improvements, property and equipment	(114,395)	(102,840)
Purchases of investments	(273,907)	(191,281)
Maturities of investments	216,000	121,250
Net cash used in investing activities	(172,302)	(172,871)
Financing activities
Acquisition of treasury stock	(116,322)	(50,292)
Excess tax benefit on stock-based compensation	58,058	9,516
Stock plan transactions and other financing activities	(175)	(55)
Net cash used in financing activities	(58,439)	(40,831)
Effect of exchange rate changes on cash and cash equivalents	(2,169)	118
Net change in cash and cash equivalents	168,220	146,847
Cash and cash equivalents at beginning of year	419,465	323,203
Cash and cash equivalents at end of period	$587,685	$470,050
Supplemental disclosures of cash flow information
Increase (decrease) in purchases of leasehold improvements, property and equipment accrued in accounts payable and accrued liabilities	$(3,879)	$917

Chipotle Mexican Grill, Inc.

Supplemental Financial and Other Data

 (dollars in thousands)

	For the three months ended
	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,
	2015	2015	2014	2014	2014
Number of restaurants opened	48	49	60	43	45
Restaurant relocations	(1)	(1)	(1)	-	(1)
Number of restaurants at end of period	1,878	1,831	1,783	1,724	1,681
Average restaurant sales	$2,530	$2,516	$2,472	$2,403	$2,307
Comparable restaurant sales increases	4.3%	10.4%	16.1%	19.8%	17.3%